Exhibit 99.1

On October 3, 2001 the Board of Directors of Union Bankshares, Inc. (AMEX -
UNB) declared a quarterly dividend on its common stock of $.28 per share payable October 17, 2001 to shareholders of record October 15, 2001. This is an increase of $.02 per share over the dividend paid in July.